Exhibit 99.1

Extracts from Alliance Data Systems Corporation’s press release issued October 28, 2021 regarding its results of operations for its third quarter ended September 30, 2021.

Quotes from Ralph Andretta, president and chief executive officer of Alliance Data:

“We saw positive momentum building in the LoyaltyOne segment as campaign activity picked up late in the quarter for BrandLoyalty, and AIR MILES® reward miles redeemed improved to the highest level since the pandemic began.”

“The upcoming spinoff of our LoyaltyOne segment concludes a multi-year Board initiative to simplify Alliance Data’s business model and strengthen our enterprise-level capital metrics. At the spin-off date, which is expected to be November 5, 2021, Alliance Data will retain a 19% ownership in, and expects to receive a $750 million cash distribution from Loyalty Ventures Inc., which we will use for deleveraging. The spin is expected to provide a significant improvement in Alliance Data’s capital metrics. Loyalty Ventures will have the opportunity to focus on its own unique strategic priorities and make meaningful investments to drive growth and efficiencies. We are excited about the prospects for both businesses and the long-term potential of each of the companies.”

SEGMENT RESULTS

LoyaltyOne: Segment revenue declined 8% to $169 million compared to the third quarter of 2020. BrandLoyalty revenue decreased 18%, or $21 million, due to a decline in retailer programs associated with the continuing impact of COVID-19. AIR MILES revenue increased 9%, or $6 million, compared to the third quarter of 2020, due in part to higher redemptions, as well as the impact of favorable currency exchange rates. EBT for the LoyaltyOne segment increased 143% to $45 million due to lower cost of redemptions and amortization expense.

Issuance of AIR MILES reward miles decreased 7% compared to the third quarter of 2020, reflecting certain promotional activity in the prior year not present in the current year. AIR MILES reward miles redeemed increased 30% compared to the third quarter of 2020, reflecting an improvement in travel-related categories.

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Segment Revenue:
LoyaltyOne	$169.3	$184.8	(8)%	$496.7	$533.9	(7)%
Segment Earnings Before Taxes:
LoyaltyOne	$44.5	$18.3	143%	$100.7	$88.9	13%
Key Performance Indicators:
AIR MILES reward miles issued	1,155	1,240	(7)%	3,406	3,609	(6)%
AIR MILES reward miles redeemed	896	687	30%	2,436	2,289	6%